Exhibit 10.12

COLLABORATION AGREEMENT
by and between
ROKK3R INC.,
and
ROKK3R LABS, LLC.

COLLABORATION AGREEMENT (the “Agreement”), dated as of April 9, 2018, between Rokk3r Inc., a Nevada corporation (“ROKK”), and Rokk3r Labs LLC., a Florida company (“R3L”), such entities being sometimes referred to herein individually as the “Party” and together as the “Parties.”

WITNESSETH:

WHEREAS, ROKK and R3L are each, among other things, in the business of consulting services, providing company building execution support, and related value generating strategies for organizations;

WHEREAS, R3L has been operational in this field for the past six years;

WHEREAS, over the past 3 months ROKK decided to enter in this field and is currently working on launching full operations on its own;

WHEREAS, ROKK decided that prior to the launching of the operation on its own, it would take the actions to fulfill with Nevada Revised Statutes, the Securities and Exchange Commission and the OTC Market Group formalities and requirements; and

WHEREAS, ROKK and R3L have been working under a collaboration agreement for the past 3 months, which they have now decided to document in writing.

NOW, THEREFORE, ROKK and R3L agree as follows:

1.
This Agreement documents the past relationship between the Parties and defines the current and future commitments, activities, and responsibilities required to develop and strengthen the collaboration among the Parties during the different stages of their relationship.

2.	The purpose of this Agreement is to define the roles, responsibilities, and deliverables of each Party at different stages of the relationship.

3.	The stages of the relationship are inception, adjustment, and growth. The Parties will determine when it is time to move to the next stage.

a.
Inception Stage goes from the beginning of this relationship until ROKK launches full operations on its own. In this stage, R3L performs most of the Activities, as defined below, for or on behalf of ROKK.

b.
Adjustment Stage will start once ROKK is ready to undertake on its own some of the Activities. In this stage, ROKK will narrow down the Activities R3L will perform for or on ROKK’s behalf. The Parties will work together in the marketing of jointly delivered consultancy services and solutions to entrepreneur clients in the exponential organization environment (“Joint Initiatives”).

c.
Growth Stage begins when the Parties recognize they each has grown and each needs to focus on their core competencies and maximize their respective competitive advantages in the marketplace. In this stage, the Parties will explore new possible areas of collaboration with each other.

4.	The Activities of this Agreement are mainly:

a.	Delivery support of products such as consultancy services and software development services;
b.	Sales support and promotion for company building and consulting services; and
c.	Promotional activity, events, branding, and marketing.

5.	Each Party, based on its cost structure, will define the fees for the Activities (“Activities Fee”) and will invoice the other Party for the services actually rendered on a monthly basis.

6.
The Parties intend to independently identify and qualify opportunities to engage and deliver solutions to provide innovative and effective consultancy services and information technology solutions to their clients. However, through this Agreement, both Parties will bring forward qualified leads for considerat ion as a Joint Initiative.

7.
Each party agrees to assign a Collaboration Director whose responsibility will be to act as the point of contact for Activities. The Collaboration Directors will meet on a monthly basis to review and up-date the progress of the Activities. These meeting may be in person or via conference call. Each Party may, upon reasonable written notice to the other Party, change the designated Collaboration Director. The contact information of the Collaboration Director is:

ROKK’s Collaboration Director Name: Carlos Escobar Telephone: (786) 395-5486 E-mail: carlos@rokk3r.com	R3L’s Collaboration Director Name: Juan Montoya Telephone: (703) 981-0119 E-mail: juan@rokk3rlabs.com

8.	General Terms.

a.
Term. This Agreement commenced on January, 1 2018 (the “Effective Date”) and has a term of two years. However, the parties may, by mutual agreement, early terminate the agreement or renew it for an additional one-year period.

b.	Intellectual Property. Nothing in this Agreement grants licenses to, rights in or changes ownership of any Party’s patents, copyrights, trade secrets, or other property rights.
c.	Governing Law. This Agreement is governed by and construed in accordance with the laws of Florida, without regards to its choice of law principles.
d.
Assignment. Neither Party shall delegate any duties, nor assign any rights or claims under this Agreement without the prior written consent of the other Party; which consent shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

ROKK3R INC. /s/ Carlos Escobar Name: Carlos Escobar Title: Chief Operating Officer	ROKK3R LABS LLC /s/ Juan Montoya Name: Juan Montoyq Title: Chief Operating Officer